FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION STATEMENT NO. 333-148632

PROSPECTUS SUPPLEMENT No. 4
(To Prospectus dated January 11, 2008)

20,000,000 Shares of Common Stock

You should read this Prospectus Supplement No. 4 and the Prospectus carefully before you invest.  Both documents contain information you should consider carefully before making your investment decision.

This Prospectus Supplement No. 4 relates to the issuance and sale of up to 20,000,000 shares of our common stock (the “Shares”) from time to time through our sales agent, Wm Smith & Co.  These sales, if any, will be made pursuant to the terms of an At Market Issuance Sales Agreement entered into between us and our sales agent, the form of which was filed with the Securities and Exchange Commission under a report on Form 8-K dated February 22, 2008 and is incorporated by reference herein, as amended by an Amendment No. 1 to At Market Issuance Sales Agreement entered into between us and our sales agent ("Amendment No. 1"), the form of which was filed with the Securities and Exchange Commission under a report on Form 8-K dated July 2, 2009 and is incorporated by reference herein and an Amendment No. 2 to At Market Issuance Sales Agreement entered into between us and our sales agent ("Amendment No. 2"), the form of which was filed with the Securities and Exchange Commission under a report on Form 8-K dated December 30, 2010 and is incorporated by reference herein.  Amendment No. 2 provides, among other things, that the number of shares of our common stock which we may issue and sell through our sales agent is increased from 10,000,000 shares to 20,000,000 shares.  As of the date of this Prospectus Supplement No. 4, we have sold 10,000,000 shares of our common stock under this arrangement and 10,000,000 shares remain available for issuance and sale under this arrangement.

Our common stock is quoted on The NASDAQ Stock Market under the symbol "VLNC."  On December 29, 2010, the closing price of our common stock as reported by NASDAQ was $1.69 per share.  Sales of shares of our common stock under this Prospectus Supplement No. 4, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 under the Securities Act of 1933, which includes sales made directly on The NASDAQ Stock Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.  The sales agent will use its commercially reasonable efforts to sell the Shares consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and us.

Unless we and our sales agent agree to a lesser amount with respect to certain persons or classes of persons, the compensation to the sales agent for sales of common stock sold pursuant to the sales agreement will be 6.0% of the gross proceeds of the sales price per share.  If different than 6.0%, the amount of compensation to be received by the sales agent will be disclosed in a separate prospectus supplement for such sales.  The net proceeds to Valence from any sales under this Prospectus Supplement No. 4 will be used as described under "Use of Proceeds" on page 5 of the Prospectus.  The proceeds that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares.  If all 10,000,000 shares of common stock that remain available for issuance and sale under this arrangement were sold at the December 29, 2010 closing sales price, we would receive $16,900,000 in gross proceeds, or $15,886,000 in aggregate net proceeds assuming a sales agent fee of 6%.  The actual proceeds to us will vary.

In connection with the sale of common stock on our behalf, the sales agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933.

Investing in our securities involves a high degree of risk.  Risks associated with an investment in our securities are described in the Prospectus and in certain of our filings with the Securities and Exchange Commission, as described under "Risk Factors" on page 3 of the Prospectus and page S-3 of this Prospectus Supplement No. 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Prospectus Supplement No. 4 or the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Wm Smith & Co.

The date of this Prospectus Supplement No. 4 is December 30, 2010

Table of Contents

Page

Prospectus Supplement Summary	S-2
Risk Factors	S-3
Special Note Regarding Forward-Looking Statements	S-4
Legal Matters	S-5
Experts	S-5
Where You Can Find More Information	S-5
Information Incorporated by Reference	S-5

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering.  We have not authorized anyone to provide any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided in connection with this offering.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided in connection with this offering and in any documents incorporated by reference in this prospectus supplement and accompanying prospectus is accurate only as of the respective dates thereof regardless of the time of delivery of any such document, or of any sale of common stock.  Our business, financial condition, results of operations and prospects may have changed since those dates.  It is important for you to read and consider all the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus provided in connection with this offering and the documents incorporated by reference in this prospectus supplement and accompanying prospectus in making your investment decisions.

PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail in this prospectus supplement, the accompanying prospectus and in the documents incorporated or deemed incorporated by reference herein or therein.  This summary provides an overview of selected information and does not contain all of the information that you should consider before investing in the common shares subject to this offering.  Therefore, you should also read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, including the “Risk Factors” section beginning on page 3 of the prospectus and page S-3 of this prospectus supplement No. 4 and our consolidated financial statements and the related notes thereto incorporated by reference herein.  All references to “Valence,” “the Company,” “we,” “us,” “our,” and similar terms refer to Valence Technology, Inc. and its subsidiaries on a consolidated basis.

Overview

We were founded in 1989 and commercialized the industry’s first lithium phosphate technology. We develop, manufacture and sell advanced energy systems utilizing our proprietary phosphate-based lithium-ion technology. Our mission is to promote the wide adoption of high-performance, safe, long cycle life, environmentally friendly, low-cost energy storage systems. To accomplish our mission and address the significant market opportunity we believe is available to us, we utilize the numerous benefits of our latest energy storage technology, worldwide intellectual property portfolio and extensive experience of our management team. We are an international leader in the development of lithium iron magnesium phosphate advanced energy storage systems. We have redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium iron magnesium phosphate battery for diverse applications, with special emphasis on motive, marine, industrial and stationary markets.

In November 2009, we introduced a Revision 2 of our U-Charge® Lithium Phosphate Energy Storage Systems, which became commercially available in the fourth quarter of fiscal year 2010. Our U-Charge® systems feature our safe, long-life lithium phosphate technology which utilizes a phosphate-based cathode material. We believe that the improved features and functionality of the latest U-Charge® lithium phosphate energy storage systems are well suited for electric vehicle (“EV”), plug-in hybrid electric vehicle (“PHEV”) and similar applications. U-Charge® lithium phosphate energy storage systems address the safety and limited life weaknesses of other lithium technologies while offering a solution that is competitive in cost and performance. This Revision 2 of our U-Charge® system builds upon these features and adds improvements in state of charge monitoring, cell pack balancing, battery monitoring and diagnostics, and certain field repairability.

In addition to the U-Charge® family of products, we offer the materials, cells and systems, developed over 20 years, to address a large number of custom energy storage needs.

We were incorporated in Delaware in 1989.  Our principal executive office is located at 12303 Technology Boulevard, Suite 950, Austin, Texas 78727, and our telephone number is (512) 527-2900.  Our website address is www.valence.com.  Information contained on our website or that can be accessed through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

In consultation with your own financial and legal advisors, and in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in the common stock is suitable for you.  In addition, you should carefully consider the other risks, uncertainties and assumptions that are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 20210, incorporated by reference  herein, and that are otherwise described from time to time in our reports filed with the Securities and Exchange Commission subsequent to our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Risks Related to This Offering

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use its discretion to direct the net proceeds from this offering.  We intend to use all of the net proceeds, together with cash on hand, for general corporate purposes.  General corporate purposes may include working capital, capital expenditures, development costs, strategic investments or possible acquisitions.  Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the securities offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock.  Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock.  If the holders of outstanding options exercise those options at prices below the public offering price, you will incur further dilution.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents that we incorporate by reference herein, contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words “may,” “will,” “expect,” “intend,” “estimate,” “continue,” “anticipate,” “project,” “predict,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus supplement and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	trends affecting our financial condition or results of operations;
•	our product development strategies;
•	trends affecting our manufacturing capabilities;
•	trends affecting the commercial acceptability of our products; and
•	our business and growth strategies.

You are cautioned not to put undue reliance on our forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this prospectus supplement and the documents incorporated herein by reference.  Factors that could cause actual results to differ materially include those discussed under “Risk Factors,” which include, but are not limited to the following:

•	our ability to develop and market products that compete effectively in targeted market segments;
•	market acceptance of our current and future products;
•	our ability to meet customer demand;
•	our ability to obtain sufficient funding to continue to pursue our business plan;
•	our ability to perform our obligations under our loan agreements;
•	a loss of one of our key customers;
•	our ability to implement our long-term business strategy that will be profitable and/or generate sufficient cash flow;
•	the ability of our vendors to provide conforming materials for our products on a timely basis;
•	the loss of any of our key executive officers;
•	our ability to manage our foreign manufacturing and development operations;
•	international business risks;
•	our ability to attract skilled personnel;
•	our ability to protect and enforce our current and future intellectual property;
•	our need for additional, dilutive financing or future acquisitions; and
•	future economic, business and regulatory conditions.

We believe that it is important to communicate our future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. The factors discussed under “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein, as well as any cautionary language in this prospectus supplement, any of our other reports or filings or the documents incorporated by reference therein provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.  We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2010 have been so incorporated in reliance on the report of PMB Helin Donovan, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-148632), of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, to register the securities offered by this prospectus supplement.  However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement.  We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

As a public company, we are required to file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also read and copy any document we file at the SEC’s Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 covering the common stock offered by this prospectus supplement.  This prospectus supplement is part of that registration statement, but as allowed by the SEC's rules, does not contain all of the information contained in the registration statement and the exhibits to the registration statement.  For further information about us and the common stock offered by this prospectus supplement, we refer you to the registration statement and its exhibits and schedules, which may be obtained as described above.

The SEC allows us to incorporate by reference into this prospectus supplement certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement.  We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•
our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, filed on June 14, 2010, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 from our Definitive Proxy Statement on Schedule 14A filed on June 23, 2010;

•	our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2010, filed on August 4, 2010 and the quarter ended September 30, 2010, filed on November 4, 2010;

•
our Current Reports on Form 8-K filed on June 21, 2010, July 2, 2010, July 29, 2010, August 30, 2010, September 3, 2010, September 30, 2010, October 12, 2010 (the first of the two Current Reports filed on October 12, 2010 only), October 19, 2010, December 3, 2010 and December 30, 2010;

•	the description of our common stock contained in our Registration Statement on Form 8-A pursuant to Section 12(b) of the Exchange Act, as originally filed on April 2, 1992 and as thereafter amended.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus supplement.

Requests for such copies should be directed to:

Valence Technology, Inc.
Attn: Investor Relations
12303 Technology Boulevard, Suite 950
Austin, Texas 78727
(512) 527-2900

You can access electronic copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports, free of charge, on our website at http://www.valence.com.  Access to those electronic filings is available as soon as reasonably practicable after filing with, or furnishing to, the SEC.  We make our website content available for information purposes only.  It should not be relied upon for investment purposes. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement or the registration statement of which it forms a part.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement.  Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.